Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064-1021
News Release
TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS
LOS ANGELES — October 26, 2006 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenues of $363.6 million increased 23.1% compared to last year

•	Earnings per share of $0.63 increased 40.0% compared to last year

•	Net income included tax benefits of $3.3 million

•	Acquired Rockwell Scientific Company LLC, CollaborX, Inc. and a majority interest in Ocean Design, Inc.

•	Raising 2006 earnings per share outlook
Teledyne Technologies today reported third quarter 2006 sales of $363.6 million, compared with sales of $295.3 million for the same period of 2005. Net income for the third quarter of 2006 was $22.6 million ($0.63 per diluted share), compared with net income of $15.7 million ($0.45 per diluted share) in the third quarter of 2005.
“Teledyne achieved outstanding financial results during the third quarter,” said Robert Mehrabian, chairman, president and chief executive officer. “Each of our business segments experienced double-digit sales growth, and overall organic growth was 13.6% during the quarter. Excluding tax benefits totaling $3.3 million, third quarter earnings per share increased significantly from 2005 despite $1.5 million of stock option compensation expense. During the quarter, we also closed three acquisitions, one in each of our core markets of aerospace and defense electronics, electronic instrumentation and government engineering services.”
Review of Operations
Electronics and Communications
The Electronics and Communications segment’s third quarter 2006 sales were $228.0 million, compared with third quarter 2005 sales of $178.9 million, an increase of 27.4%. Third quarter 2006 operating profit was $28.0 million, compared with operating profit of $20.8 million in the third quarter of 2005, an increase of 34.6%.
The third quarter 2006 sales improvement resulted primarily from revenue growth in defense electronics and electronic instruments. The revenue growth in defense electronics was driven by increased sales of traveling wave tubes, connectors and other defense microwave products. Additionally, the third quarter included revenue growth from the acquisition of Rockwell Scientific Company LLC in September 2006, the acquisition of assets of KW Microwave Corporation in

April 2006, and the acquisition of assets of the microwave technical solutions business of Avnet, Inc. in October 2005. The revenue growth in electronic instruments was driven by recent acquisitions as well as organic growth. Revenue growth included the acquisition of the majority interest in Ocean Design, Inc. in August 2006, Benthos, Inc. in January 2006 and RD Instruments, Inc. in August 2005. Organic growth reflected significantly increased sales of geophysical sensors for the energy exploration market and increased sales in the environmental gas monitoring markets. Sales of geophysical sensors are currently expected to decline in the fourth quarter of 2006, compared with the third quarter of 2006. The increase in revenue in the third quarter of 2006 from acquisitions since the second quarter of 2005 was $26.5 million. Segment operating profit was favorably impacted by revenue from acquisitions and organic growth. Segment operating profit was negatively impacted by $0.7 million of stock option compensation expense in the third quarter of 2006 recorded in accordance with the requirements of SFAS No. 123(R), “Share Based Payment”. The company adopted the expense provisions of SFAS No. 123(R) in the first quarter of 2006. No stock option compensation expense was recorded in the third quarter of 2005. Pension expense, in accordance with the pension accounting requirements of SFAS No. 87, was $1.2 million in the third quarter of 2006, compared with $1.1 million in the third quarter of 2005. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.6 million in the third quarter of 2006 and $0.1 million in the third quarter of 2005.
Systems Engineering Solutions
The Systems Engineering Solutions segment’s third quarter 2006 sales were $72.3 million, compared with third quarter 2005 sales of $64.3 million, an increase of 12.4%. Third quarter 2006 operating profit was $6.0 million, compared with operating profit of $6.8 million for the third quarter of 2005, a decrease of 11.8%.
Third quarter 2006 sales, compared with the same period of 2005, reflected revenue growth in aerospace and environmental programs and included $2.2 million in revenue from the acquisition of CollaborX, Inc. in August 2006. Operating profit in the third quarter of 2006, compared with the same period of 2005, reflected the impact of higher segment revenue. This favorable impact was more than offset by lower margins in aerospace programs due to higher sales on certain contracts which carry lower profit margins, increased subcontract work which carries lower margins and lower margins on an environmental contract. Segment operating profit was impacted by $0.2 million of stock option compensation expense in the third quarter of 2006 compared with no stock option compensation expense in the third quarter of 2005. Segment operating profit also included pension expense under SFAS No. 87 of $2.4 million in the third quarter of 2006, compared with $1.7 million of pension expense in the third quarter of 2005. Pension expense allocated to contracts pursuant to CAS was $2.4 million in the third quarter of 2006 compared with $2.2 million in the third quarter of 2005.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s third quarter 2006 sales were $55.9 million, compared with third quarter 2005 sales of $45.7 million, an increase of 22.3%. The third quarter 2006 operating profit was $3.4 million, compared with operating profit of $3.1 million in the third quarter of 2005, an increase of 9.7%.
The higher third quarter 2006 sales, compared with the same period of 2005, primarily resulted from higher OEM piston engine, rebuilt engine and spare part sales. Segment operating profit for the third quarter of 2006, compared to the third quarter of 2005, reflected the impact of higher sales and improved operating performance, as well as a favorable mix of higher margin sales in the military turbine engine business. Segment operating profit for the third quarter of 2005 included the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. Segment operating profit was impacted by $0.1 million of stock option compensation expense in the third quarter of 2006 compared with no stock option compensation expense in the third quarter of 2005. Segment operating profit also included pension expense, under SFAS No. 87 of $0.3 million in the third quarter of 2006 compared with $0.2 million in the third quarter of 2005.
Energy Systems
The Energy Systems segment’s third quarter 2006 sales were $7.4 million, compared with third quarter 2005 sales of $6.4 million, an increase of 15.6%. Operating profit was $0.7 million for the third quarter of 2006, compared with operating profit of $0.4 million in the third quarter of 2005 an increase of 75.0%.
The increase in third quarter 2006 sales, compared with the third quarter of 2005, primarily reflected higher commercial hydrogen generator sales. Segment operating profit was impacted by the higher sales. Segment operating profit also included pension expense, under SFAS No. 87 of $0.1 million for both the third quarter of 2006 and the third quarter of 2005. No pension expense was allocated to contracts pursuant to CAS in the third quarter of 2006 or the third quarter of 2005.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $21.4 million for the third quarter 2006, compared with $28.4 million for the third quarter of 2005. The lower cash provided by operating activities in 2006, compared with 2005, was primarily due to the timing of income tax payments, partially offset by operating cash flow from acquisitions. In accordance with SFAS No. 123(R), excess tax benefits for stock-based compensation of $2.6 million, in the third quarter of 2006, are now classified as a financing cash flow instead of an operating cash flow as in prior years. In the third quarter of 2005, cash flow from operations included $2.1 million in excess tax benefits related to stock-based compensation. The third quarter of 2005 also included the receipt of $2.5 million pursuant to the agreement with Honda Motor Co., Ltd. Free cash flow (cash from operating activities less capital expenditures) was $14.3 million for the third quarter of 2006, compared with free cash flow of $23.5 million for the same period of 2005. In August 2006, Teledyne Technologies completed the acquisition of CollaborX, Inc. and the majority interest in Ocean Design, Inc. In September 2006, Teledyne Technologies completed the acquisition of Rockwell Scientific Company LLC. In total Teledyne Technologies paid $211.6 million in cash for the three acquisitions. The acquisitions were funded primarily from borrowings from our $400.0 million credit facility. At October 2, 2006, total debt was $258.5 million, which includes $250.0 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $27.4 million at October 1, 2006. The company also received $4.0 million from the exercise of employee stock options in the third quarter of 2006, compared with $3.7 million for the third quarter of 2005. Capital expenditures for the third quarter of 2006 were $7.1 million, compared with $4.9 million for the third quarter of 2005. Depreciation and amortization expense for the third quarter of 2006 was $7.8 million, compared with $6.3 million for the third quarter of 2005.

Free Cash Flow(a)	Third	Third
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2006	2005

Cash provided by operating activities	$21.4	$28.4
Capital expenditures for property, plant and equipment	(7.1)	(4.9)

Free cash flow	$14.3	$23.5

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense for the third quarter of 2006 was $4.0 million, compared with pension expense of $3.2 million for the same period of 2005, in accordance with the pension accounting requirements of SFAS No. 87. Pension expense allocated to contracts pursuant to CAS was $3.0 million for the third quarter of 2006 compared with $2.3 million for the third quarter of 2005. Pension expense determined under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the third quarter of 2006 was 27.0% compared with 37.6% for the third quarter of 2005. The effective tax rate for the third quarter of 2006 reflects the impact of the reversal of income tax contingency reserves of $3.3 million during the third quarter, which includes the previously announced reversal of $2.6 million. These reserves were determined to be no longer needed due to the expiration of applicable statutes of limitations.
Stock Option Compensation Expense
Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) using the modified prospective method and began recording stock option compensation expense. Stock option compensation expense is recorded on a straight line basis over the appropriate vesting period, generally three years. For the third quarter of 2006, the company recorded a total of $1.5 million ($0.03 per share) in stock option expense related to stock options granted after the adoption of SFAS No. 123(R) and for stock options which were not vested by the date of adoption of SFAS No. 123(R). Of this amount, $0.5 million was recorded as corporate expense and $1.0 million was recorded in the operating segment results. No compensation expense related to stock options was recorded in 2005 or in prior years.
Other
Interest expense, net of interest income, was $1.4 million for the third quarter of 2006, compared with $0.9 million for the third quarter of 2005, and primarily reflected higher outstanding debt levels due to acquisitions, and higher average interest rates in the third quarter of 2006, compared with the third quarter of 2005. Other income in the third quarter of 2005 included the receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2006 earnings per share will be in the range of approximately $0.47 to $0.49. The full year 2006 earnings per share outlook is expected to be in the range of approximately $2.20 to $2.22, an increase from prior guidance of $2.11 to $2.15. The company’s estimated effective income tax rate for 2006 is 34.4%. Excluding the reversal of the income tax contingency reserves in the third quarter the company’s estimated effective income tax rate for 2006 would have been 37.2%.
The company’s 2006 outlook reflects anticipated sales growth in its defense electronics and instrumentation businesses, due primarily to the contribution of our acquisitions completed in 2005, the Benthos, Inc. acquisition in the first quarter of 2006 and the third quarter acquisitions of Rockwell Scientific Company LLC, CollaborX, Inc. and a majority interest in Ocean Design, Inc. The company’s fourth quarter and full year 2006 earnings per share outlook reflects anticipated expenses, such as intangible asset amortization, from the third quarter acquisitions. In addition, sales of geophysical sensors are currently expected to decline in the fourth quarter of 2006, compared with the third quarter of 2006.
The full year 2006 earnings outlook includes approximately $15.4 million in pension expense under SFAS No. 87, or $4.9 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2005 earnings included $12.7 million in pension expense under SFAS No. 87, or $3.4 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The increase in full year 2006 pension expense reflects, in part, the reduction of the discount rate assumption for the company’s defined benefit plan from 6.25% in 2005 to 6.00% in 2006. In addition, the current full year 2006 earnings outlook reflects changes to the company’s pension assets and liabilities resulting from the merger of the Rockwell Scientific Company LLC pension plan with the Teledyne Technologies pension plan following the acquisition of Rockwell Scientific Company LLC.
The company’s 2006 earnings outlook also reflects $5.9 million ($0.10 per share) in stock option compensation expense based on the fair value of stock options granted after the adoption of SFAS No. 123(R) and stock options which were not vested by the date of adoption of SFAS No. 123(R), as well as current assumptions regarding the estimated fair value of expected stock option grants during the remainder of the year.

EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2006 Full Year Outlook		2005	2004
	Low	High	Actual	Actual

Earnings per share (excluding net pension expense, stock option expense and income tax benefit)	$2.30	$2.32	$1.91	$1.39
Pension expense — SFAS No. 87	(0.27)	(0.27)	(0.23)	(0.16)
Pension expense — CAS (b)	0.18	0.18	0.17	0.01

Earnings per share (excluding stock option expense and income tax benefit)	2.21	2.23	1.85	1.24
Stock option expense (c)	(0.10)	(0.10)	—	—
Income tax benefit (d)	0.09	0.09	—	—

Earnings per share — GAAP	$2.20	$2.22	$1.85	$1.24

(a)	The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the financial results and trends of ongoing operations. The table facilitates comparisons with prior periods and reflects a measurement management uses to analyze financial performance.

(b)	Under one of its spin-off agreements, after November 29, 2004, the company is able to charge pension costs to the U.S. Government under certain government contracts. Pension expense determined under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

(c)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense. No compensation expense related to stock options was recorded in 2005 or in prior years.

(d)	The third quarter of 2006 included the reversal of income tax contingency reserves of $3.3 million. These reserves were determined to be no longer needed due to the expiration of applicable statutes of limitations.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, defense electronics, communications, commercial aviation, instrumentation and energy exploration markets, funding, continuation and award of government programs, continued liquidity of our customers (including commercial aviation customers) and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2005 Annual Report on Form 10-K. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 26, 2006. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, October 26, 2006.

Investor Contact:	Jason VanWees
(310) 893-1642

Media Contact:	Robyn McGowan
(310) 893-1640
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED OCTOBER 1, 2006 AND OCTOBER 2, 2005
(Unaudited — In millions, except per share amounts)

	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
	2006(a)	2005	2006(a)	2005

Net sales	$363.6	$295.3	$1,041.9	$896.1
Costs and expenses:
Costs of sales	261.3	212.5	743.5	647.0
Selling, general and administrative expenses	70.2	59.4	206.5	175.4

Total costs and expenses	331.5	271.9	950.0	822.4

Income before other income and (expense) and taxes	32.1	23.4	91.9	73.7
Other income (expense) (b)	0.3	2.7	4.3	5.2
Interest expense, net	(1.4)	(0.9)	(3.6)	(2.6)

Income before income taxes	31.0	25.2	92.6	76.3
Provision for income taxes (c)	8.4	9.5	31.2	28.7

Net income	$22.6	$15.7	$61.4	$47.6

Diluted earnings per common share	$0.63	$0.45	$1.73	$1.38

Weighted average diluted common shares outstanding	35.7	34.8	35.4	34.6

(a)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense and recorded $1.5 million of compensation expense in the third quarter of 2006. The company recorded $4.4 million of stock option compensation expense in the first nine months of 2006. No compensation expense related to stock options was recorded in 2005 or in prior years.

(b)	The first nine months of 2006 and 2005, include the receipt of $2.5 million and $5.0 million, respectively pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. The $2.5 million for 2006 was received in the first quarter while $2.5 million was received in both the first and third quarters of 2005.

(c)	The third quarter and first nine months of 2006 include the reversal of income tax contingency reserves of $3.3 million. These reserves were determined to be no longer needed due to the expiration of applicable statutes of limitations

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE AND NINE MONTHS ENDED OCTOBER 1, 2006 AND OCTOBER 2, 2005
(Unaudited — In millions)

	Third	Third		Nine	Nine
	Quarter	Quarter	%	Months	Months	%
	2006(a)	2005	Change	2006(a)	2005	Change

Net sales:
Electronics and Communications	$228.0	$178.9	27.4%	$645.4	$528.9	22.0%
Systems Engineering Solutions	72.3	64.3	12.4%	210.2	201.0	4.6%
Aerospace Engines and Components	55.9	45.7	22.3%	166.7	145.1	14.9%
Energy Systems	7.4	6.4	15.6%	19.6	21.1	(7.1)%

Total net sales	$363.6	$295.3	23.1%	$1,041.9	$896.1	16.3%

Operating profit and other segment income:
Electronics and Communications	$28.0	$20.8	34.6%	$79.1	$61.7	28.2%
Systems Engineering Solutions	6.0	6.8	(11.8)%	18.5	21.3	(13.1)%
Aerospace Engines and Components (b)	3.4	3.1	9.7%	14.6	9.8	49.0%
Energy Systems	0.7	0.4	75.0%	0.9	1.4	(35.7)%

Segment operating profit and other segment income	$38.1	$31.1	22.5%	$113.1	$94.2	20.1%
Corporate expense	(6.0)	(5.2)	15.4%	(18.7)	(15.5)	20.6%
Other income, net	0.3	0.2	50.0%	1.8	0.2	*
Interest expense, net	(1.4)	(0.9)	55.6%	(3.6)	(2.6)	38.5%

Income before income taxes(c)	31.0	25.2	23.0%	92.6	76.3	21.4%
Provision for income taxes	8.4	9.5	(11.6)%	31.2	28.7	8.7%

Net income	$22.6	$15.7	43.9%	$61.4	$47.6	29.0%

(a)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense and recorded $1.5 million of compensation expense the third quarter of 2006. Of this amount, $0.5 million was recorded as corporate expense and $1.0 million was recorded in the operating segment results. The company recorded $4.4 million of stock option compensation expense in the first nine months of 2006. Of this amount, $1.6 million was recorded as corporate expense and $2.8 million was recorded in the operating segment results. No compensation expense related to stock options was recorded in 2005.
(b)	The first nine months of 2006 and 2005, include the receipt of $2.5 million and $5.0 million, respectively pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. The $2.5 million for 2006 was received in the first quarter while $2.5 million was received in both the first and third quarters of 2005.
(c)	The third quarter and first nine months of 2006 includes the reversal of income tax contingency reserves of $3.3 million. These reserves were determined to be no longer needed due to the expiration of applicable statutes of limitations.

* not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
OCTOBER 1, 2006 AND JANUARY 1, 2006
(Current period unaudited — In millions)

	October 1,	January 1,
	2006	2006

ASSETS
Cash and cash equivalents	$27.4	$9.3
Accounts receivable, net	232.0	167.6
Inventories, net	158.3	117.3
Deferred income taxes, net	34.6	25.4
Prepaid expenses and other assets	16.2	11.9

Total current assets	468.5	331.5

Property, plant and equipment, net	171.5	96.7
Deferred income taxes, net	38.5	42.9
Goodwill and acquired intangible assets, net	372.5	230.6
Other assets, net	28.8	26.5

Total assets	$1,079.8	$728.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$99.6	$76.2
Accrued liabilities	143.6	101.1
Current portion of long-term debt and capital lease	4.7	0.2

Total current liabilities	247.9	177.5

Long-term debt and capital lease obligation	253.8	47.0
Other long-term liabilities	164.5	177.7

Total liabilities	666.2	402.2
Total stockholders’ equity	413.6	326.0

Total liabilities and stockholders’ equity	$1,079.8	$728.2